As filed with the Securities and Exchange Commission on August 11, 2020

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

_________________

CRYOLIFE, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)		59-2417093 (I.R.S. Employer Identification No.)
1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144 (Address of Principal Executive Offices and Zip Code)

_________________

CRYOLIFE, INC. 2020 Equity and cash incentive plan

(Full title of the plan)

J. Patrick Mackin, President, Chief Executive Officer

and Chairman of the Board of Directors

CryoLife, Inc.

1655 Roberts Blvd, NW

Kennesaw, Georgia 30144

(770) 419-3355

(Name and address of agent for service;
Telephone number, including area code, of agent for service)

________________________

Copy to:

Jean F. Holloway, Esq.

Senior Vice President and General Counsel

CryoLife, Inc.

1655 Roberts Blvd, NW

Kennesaw, Georgia 30144

(770) 419-3355

__________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.01 per share (“Common Stock”)	4,105,052	$20.00	$82,101,040	$10,656.72

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers any additional shares of Common Stock that may become issuable under the CryoLife, Inc., 2020 Equity Cash and Incentive Plan, as amended from time to time (the “2020 ECIP”), by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock of CryoLife, Inc., a Florida corporation (the “Registrant”).

(2)

The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock registered hereunder have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457 (h) under the Securities Act based upon the average of the high and low sales prices for a share of Common Stock as reported on the New York Stock Exchange on August 4, 2020.

(3)

Includes (i) 2,675,000 shares newly issuable under the 2020 ECIP plus (ii) 1,430,052 shares that remained available for grant under the CryoLife, Inc. Equity Cash Incentive Plan as of the date of this Registration Statement.

EXPLANATORY NOTE

The CryoLife, Inc., 2020 Equity Cash and Incentive Plan (the “2020 ECIP”) was approved by the shareholders of CryoLife, Inc., a Florida corporation (the “Company”, “we”, “us”, “our” or the “Registrant”), on May 20, 2020. The total number of shares of Common Stock available for issuance under the 2020 ECIP is (i) 2,675,000 plus (ii) 1,430,052 shares that remained available for grant under the CryoLife, Inc. Equity Cash Incentive Plan (the “Prior Plan”) as of the date of this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Explanatory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2020 ECIP as specified by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations (including, without limitation, any information furnished under Item 2.02, 7.01 or 9.01 of Form 8-K), the following documents have been filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K (File No. 001-13165) for its fiscal year ended December 31, 2019, filed with the Commission on February 19, 2020;
(b)	The Registrant’s Quarterly Reports on Form 10-Q (File No. 001-13165) for the quarters ended March 31,

2020 and June 30, 2020 filed with the Commission on May 1, 2020 and July 31, 2020, respectively;

(c)	The Registrant’s Current Reports on Form 8-K (File No. 001-13165), filed with the Commission on April 1, 2020, April 30, 2020, May 22, 2020, June 18, 2020, June 19, 2020 and June 23, 2020;
(d)

The Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-13165) filed in connection with its 2020 Annual Meeting of Shareholders held on May 20, 2020, filed with the Commission on March 31, 2020; and

(e)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-13165), originally filed with the Commission on July 2, 1997, including any amendment or report filed for the purpose of updating such description, including, without limitation, the description of the Common Stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 19, 2020.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations (including, without limitation, any information furnished under Item 2.02, 7.01 or 9.01 of Form 8-K), all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Not applicable

Item 5.Interests of Named Experts and Counsel.

Not applicable

Item 6.Indemnification of Directors and Officers.

As a corporation incorporated in the State of Florida, we are subject to the Florida Business Corporation Act, or the Florida Act. Section 607.0831 of the Florida Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision to take or not to take action, or any failure to take any action, as a director, unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a circumstance under which the transaction at issue is one from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Section 607.0851(1) of the Florida Act permits, in general, a Florida corporation to indemnify any individual who is a party to a proceeding (other than a proceeding by, or in the right of, the corporation) because the individual is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in such proceeding, if the director or officer acted in good faith, in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0851(4) of the Florida Act provides that a corporation may not indemnify a director or an officer in connection with a proceeding by or in the right of the corporation except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, where such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, unless ordered to provide indemnification or advance expenses to such director or officer by a court, pursuant to Section 607.0854(1)(c) of the Florida Act, if the court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify or to advance expenses to the director or officer. If the director or officer was adjudged liable, indemnification shall be limited to expenses incurred in connection with the proceeding. Section 607.0853(1) of the Florida Act permits the corporation, before final disposition of a proceeding, to advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual is or was a director or an officer if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced. Section 607.0858(1) of the Florida Act provides that the indemnification and advancement of expense provisions contained in the Florida Act are not exclusive, and a corporation may, by a provision in its articles of incorporation, bylaws or any agreement, or by vote of shareholders or disinterested directors, or otherwise, obligate itself in advance of the act or omission giving rise to a proceeding to provide any other or further indemnification or advancement of expenses to any of its directors or officers. Section 607.0859 of the Florida Act provides that a corporation may not indemnify or advance expenses to a director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:  (i) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; (ii) a transaction in which a director or officer derived an improper personal benefit; (iii) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; or (iv) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable, unless ordered to provide indemnification or advance expenses to such director or officer by a court, pursuant to Section 607.0854(1)(c) of the Florida Act, if the court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify or to advance expenses to the director or officer.

Section 607.0852 of the Florida Act provides that a corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

Section 607.0857 of the Florida Act provides that a corporation shall have the power to purchase and maintain insurance on behalf of and for the benefit of an individual who is or was a director or officer of the corporation, or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, manager, member, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise or entity, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under the Florida Act.

Article VII of our Amended and Restated Articles of Incorporation requires that, if in the judgment of the majority of the entire Board of Directors (excluding from such majority any director under consideration for indemnification), the criteria set forth under Sections 607.0850(1) and (2) of the Florida Act have been met, then we shall indemnify our directors and officers in the manner and to the extent contemplated by Sections 607.0850(1) and (2) of the Florida Act.

Our Amended and Restated Bylaws similarly provide that, subject to limited exceptions, we must indemnify any of our directors or officers who is or was a party, or is threatened to be made a party, to any proceeding by reason of the fact that such person is or was a director or officer of us or is or was serving at the request of us as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Indemnification under our Amended and Restated Bylaws is available only if the person to be indemnified acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Additionally, our Amended and Restated Bylaws provide that expenses (including reasonable attorneys’ fees, paralegals’ fees and court costs) incurred by a director or officer in defending a proceeding to which indemnification applies shall be paid by us in advance of the final disposition thereof upon receipt by us of: (a) a representation by or on behalf of such director or officer that all actions taken by him or her which form the basis of the proceeding met the applicable standard of conduct set forth in our Amended and Restated Bylaws, as applicable; and (b) an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by us pursuant to our Amended and Restated Bylaws.

Our Amended and Restated Bylaws also state that the rights to indemnification are binding contract rights which are binding on the registrant with respect to any conduct that takes place while the provision remains in place, even if the provision is later amended, and that the rights continue as to a person who has ceased to be an officer or director.

We have purchased insurance to insure (i) our directors and officers against damages from actions and claims incurred in the course of their duties, and (ii) us against expenses incurred in defending lawsuits arising from certain alleged acts of our directors and officers.

We have also entered into indemnification agreements with each of our directors and our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and certain of our Senior Vice Presidents (“Indemnitees”). Pursuant to such agreements, we have agreed to indemnify the Indemnitees to the fullest extent permitted by the Florida Act. The agreements further provide that unless a determination has been made that an Indemnitee is not entitled to indemnification pursuant to such Indemnitee’s agreement, all reasonable expenses incurred by or on behalf of such Indemnitee will be advanced from time to time by us to the Indemnitee within twenty (20) days after our receipt of a written request for an advance of expenses by such Indemnitee, whether prior to or after final disposition of a proceeding. The Indemnitee must agree, at the time of such advance, to repay the amounts advanced if it is ultimately determined that such Indemnitee is not entitled to be indemnified under the terms of the agreement. Any advances made will be unsecured, and no interest will be charged on such advances.

Additionally, the 2020 ECIP provides that each person who is or shall have been a member of the committee (or the full Board of Directors) administering the 2020 ECIP shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the 2020 ECIP and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification provided in the 2020 ECIP is in addition to any other rights of indemnification or elimination of liability to which such persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.Exemption from Registration Claimed.

Not applicable

Item 8.Exhibits.

Exhibit No.	Exhibit
4.1

Amended and Restated Articles of Incorporation of the Company. (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed July 31, 2019)(File No. 001-13165).

4.2	Amended and Restated Bylaws of the Company. (Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed February 22, 2018) (File No. 001-13165).
4.3

Form of Certificate for the Company’s Common Stock. (Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997) (File No. 001-13165).

5.1*	Opinion of Greenberg Traurig, P.A.
23.1*	Consent of Greenberg Traurig, P.A. (included as part of Exhibit 5.1 hereto)
23.2*	Consent of Ernst & Young LLP
24.1*	Power of Attorney (included in the signature pages of this Registration Statement)
99.1

CryoLife, Inc. 2020 Equity and Cash Incentive Plan (Incorporated herein by reference to Annex B to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-13165) filed in connection with its 2020 Annual Meeting of Shareholders held on May 20, 2020, filed with the Commission on March 31, 2020)

________________

*Filed herewith.

Item 9.Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided,  however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on August 11, 2020.

/s/ J. Patrick Mackin
CRYOLIFE, INC.

	By:	/s/ J. Patrick Mackin
J. Patrick Mackin
President, Chief Executive Officer and Chairman of
the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Patrick Mackin and Jean F. Holloway and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

*****

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PRINCIPAL EXECUTIVE, FINANCIAL & ACCOUNTING OFFICERS AND DIRECTORS:

Signature	Title	Date

/s/ J. Patrick Mackin J. Patrick Mackin	President, Chief Executive Officer, and Chairman of the Board of Directors (Principal Executive Officer)	August 11, 2020
/s/ D. Ashley Lee D. Ashley Lee	Executive Vice President, Chief Operating Officer, and Chief Financial Officer (Principal Financial Officer)	August 11, 2020
/s/ Amy D. Horton Amy D. Horton	Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 11, 2020
/s/ Thomas F. Ackerman Thomas F. Ackerman	Director	August 11, 2020
/s/ Daniel J. Bevevino Daniel J. Bevevino	Director	August 11, 2020
/s/ Marna P. Borgstrom Marna P. Borgstrom	Director	August 11, 2020
/s/ James W. Bullock James W. Bullock	Director	August 11, 2020
/s/ Jeffrey H. Burbank Jeffrey H. Burbank	Director	August 11, 2020
/s/ Ronald D. McCall Esq. Ronald D. McCall, Esq.	Director	August 11, 2020
/s/ Harvey Morgan Harvey Morgan	Director	August 11, 2020
/s/ Jon W. Salveson Jon W. Salveson	Director	August 11, 2020